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                                                                    Exhibit 23.1





               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-02004) of TCSI Corporation and in the related Prospectus and in the Registration Statements (Forms S-8) pertaining to the 1991 Stock Incentive Plan (No. 33-57540, 333-8353 and 333-66101), as amended, Equity Sharing Plan (No. 33-41808), as amended, 1994 Board of Directors Stock Option Plan (No. 33-98842), as amended, Employee Stock Purchase Plan (No. 333-31705), and 2001 Stock Incentive Plan (No. 333-75326) of TCSI Corporation of our report dated March 1, 2002, with respect to the consolidated financial statements and schedule of TCSI Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2001.

                                                           /s/ Ernst & Young LLP

Walnut Creek, California
March 25, 2002